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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Adeptus Health Inc. and subsidiaries:

        We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Adeptus Health Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders'/owners' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated herein by reference.

        Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Adeptus Health Inc. (the Company) did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company's risk assessment process failed to design and implement appropriate process level and monitoring controls over revenue billing transactions and related accounts receivable performed by a third-party service provider on their behalf and internal control activities designed to ensure revenue transaction data being transferred to the third-party service provider is complete and accurate.

/s/ KPMG LLP

Dallas, Texas
May 27, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm